Exhibit 99.2

FOR IMMEDIATE RELEASE

Terayon Demonstrates Advanced Digital Video Applications
at Korean Cable Television Conference

Jeju, Korea – June 8, 2005 – Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, is demonstrating capabilities and products designed to increase Korean cable operators’ ability to maximize their transition to all-digital networks at the Korean Cable TV Association’s (KCTA) Exhibition and Conference, June 8-10, in booth B-7 at the International Convention Center Jeju.

     “Korean cable operators are at the forefront of the digital revolution, and it is Terayon’s goal to help them generate more revenue by maximizing the new service and application opportunities that digital enables,” said Andrew Bigbee, Terayon’s general manager for Asia-Pacific. “Terayon is already playing a key role in enabling major Korean cable operators to transition to all-digital operation, and our digital video solutions can also help operators to brand their programming, provide subscribers with more localized content and to generate more advertising revenue.”

Localized Channel Branding, Local Content and Graphical Advertising

     As the amount and nature of programming grows, operators are increasingly ‘overlaying’ graphical elements, such as logos and animations, onto their programming to maintain their own brands on-screen or generate new advertising revenue. The Terayon BP 5100 and its patent-pending Digital Motion Graphics

Overlay (DMGO) technology enable graphical overlays for both standard definition (SD) and high definition (HD) content without leaving the compressed digital domain, preserving picture quality and eliminating the need for expensive decoding and re-encoding equipment.

     DMGO enables a wide range of digital overlay capabilities, including 2D and 3D graphics, animated ‘snypes,’ text crawls, tickers and L-bars, as well as picture-in-picture and mosaic style composite video overlays – all with smooth transitions and variable transparency. These capabilities allow operators to easily and cost-effectively provide subscribers with more locally-relevant content, such as real-time sports scores, weather information and stock tickers, all overlaid directly onto their programming.

Local Ad Insertion

     Carrying ads for local companies has long been a major source of revenue for cable operators, but the transition to all-digital networks presents new technology and operational challenges for operators.

     Terayon simplifies this process with its Terayon DM 6400 Network CherryPicker, a proven solution that enables operators to reliably and accurately insert local, targeted ads directly into both SD and HD digital programming. The DM 6400 has also been upgraded to insert ads into MPEG-2 video streams carried over standards-based IP networks – the first solution with this capability. This enables operators to grow their local ad revenue streams as they deploy IP-based networks. Operators can also locate ad servers and ad splicers at different points in their networks to streamline the costs and operational overhead associated with the production, distribution and storage of the ad assets.

About Terayon

     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com

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Press Contacts:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of Terayon’s digital motion graphics overlay (DMGO) technology, the BP 5100, the DM 6400, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the SEC, including the 10-K for the year ended Dec. 31, 2004, and the 10-Q for the quarter ended March 31, 2005.

Note: Terayon, CherryPicker and the Terayon logo are trademarks of Terayon Communication Systems, Inc. and may be registered in the U. S. and other countries. All other trademarks are property of their respective owners.